Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND 2017 YEAR-END RESULTS

Kansas City, MO, February 28, 2018 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended ended December 31, 2017.

Three Months Ended December 31, 2017

•	Total revenue was $147.7 million for the fourth quarter of 2017, representing a 13% increase from $130.8 million for the same quarter in 2016.

•
Net income available to common shareholders was $54.7 million, or $0.74 per diluted common share, for the fourth quarter of 2017 compared to $52.2 million, or $0.82 per diluted common share, for the same quarter in 2016.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the fourth quarter of 2017 was $78.0 million, or $1.06 per diluted common share, compared to $80.4 million, or $1.25 per diluted common share, for the same period in 2016.

•
FFO as adjusted (a non-GAAP financial measure) for the fourth quarter of 2017 was $95.9 million, or $1.29 per diluted common share, compared to $80.7 million, or $1.26 per diluted common share, for the same quarter in 2016, representing a 2% increase in per share results.

•
As further discussed below, the fourth quarter of 2017 was negatively impacted by the Company's write-off of all of the non-cash straight-line rent receivable of $9.0 million against rental revenue and reserve of all accounts receivable of $6.0 million as bad debt expense (included in property operating expenses) related to Children’s Learning Adventure USA, LLC (CLA). These adjustments reduced net income, FFO (a non-GAAP financial measure) and FFO as adjusted (a non-GAAP financial measure) by a total of $15.0 million, or $0.20 per diluted common share for net income and $0.19 per diluted common share for both FFO and FFO as adjusted. In addition, no further revenue was recognized related to CLA during the fourth quarter of 2017.

Year Ended December 31, 2017

•	Total revenue was $576.0 million for the year ended December 31, 2017, representing a 17% increase from $493.2 million for the same period in 2016.

•
Net income available to common shareholders was $234.2 million, or $3.29 per diluted common share, for the year ended December 31, 2017 compared to $201.2 million, or $3.17 per diluted common share, for the same period in 2016.

•
FFO (a non-GAAP financial measure) for the year ended December 31, 2017 was $327.4 million, or $4.58 per diluted common share, compared to $304.6 million, or $4.77 per diluted common share, for the same period in 2016.

•
FFO as adjusted (a non-GAAP financial measure) for the year ended December 31, 2017 was $360.5 million, or $5.02 per diluted common share, compared to $308.0 million, or $4.82 per diluted common share, for the same period in 2016, representing a 4% increase in per share results.

“With $1.6 billion in investment spending in 2017, EPR concluded the strongest investment year in the Company’s history,” commented Company President and CEO Greg Silvers. “We continue to make enhancements to our balance sheet, and with no debt maturities until 2022, we will thoughtfully allocate capital as we pursue ongoing opportunities in our pipeline. We remain focused on driving shareholder value, as demonstrated by the recently announced increase of nearly 6% in our well covered 2018 monthly dividend. Our differentiated investment thesis remains solidly in place with a diversified portfolio of tenants and assets that are strategically aligned with the experience economy.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$78,040	$1.06	$80,424	$1.25
Costs associated with loan refinancing or payoff	58	—	—	—
Gain on insurance recovery (included in other income)	—	—	(847)	(0.01)
Termination fee included in gain on sale	13,275	0.17	—	—
Preferred share redemption costs	4,457	0.06	—	—
Transaction costs	135	—	2,988	0.05
Gain on sale of land	—	—	(1,430)	(0.02)
Deferred income tax benefit	(99)	—	(401)	(0.01)
FFO as adjusted available to common shareholders (1)	$95,866	$1.29	$80,734	$1.26

Dividends declared per common share		$1.02		$0.96
FFO as adjusted available to common shareholders payout ratio		79%		76%

	Year Ended December 31,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$327,431	$4.58	$304,635	$4.77
Costs associated with loan refinancing or payoff	1,549	0.02	905	0.01
Gain on insurance recovery (included in other income)	(606)	(0.01)	(4,684)	(0.07)
Termination fee included in gain on sale	20,049	0.27	2,819	0.04
Preferred share redemption costs	4,457	0.06	—	—
Gain on early extinguishment of debt	(977)	(0.01)	—	—
Transaction costs	523	—	7,869	0.12
Gain on sale of land	—	—	(2,496)	(0.04)
Deferred income tax expense (benefit)	812	0.01	(1,065)	(0.01)
Impairment of direct financing lease - allowance for lease loss portion (2)	7,298	0.10	—	—
FFO as adjusted available to common shareholders (1)	$360,536	$5.02	$307,983	$4.82

Dividends declared per common share		$4.08		$3.84
FFO as adjusted available to common shareholders payout ratio		81%		80%

(1)
Per share results for the three months and year ended December 31, 2017 include the effect of the conversion of the 5.75% Series C and 9.00% Series E cumulative convertible preferred shares as the conversion would be dilutive. Per share results for the three months and year ended December 31, 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

(2)
Impairment charges recognized during the year ended December 31, 2017 total $10.2 million and related to our investment in direct financing leases, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at December 31, 2017:

•
The Entertainment segment included investments in 147 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 11 family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 13.1 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 26 ski areas, 20 attractions, 30 golf entertainment complexes and eight other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 65 public charter schools, 65 early education centers and 15 private schools. The Company’s portfolio of owned education properties consisted of 4.2 million square feet and was 92% leased. This reflects the termination of nine CLA leases, as further discussed below.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Resorts World Catskills casino and resort project in Sullivan County, New York (formerly referred to as the Adelaar casino and resort project).

The combined owned portfolio consisted of 20.3 million square feet and was 98% leased. As of December 31, 2017, the Company also had a total of $257.6 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended December 31, 2017 totaled $126.5 million (bringing the full year 2017 total investment spending to $1.6 billion), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended December 31, 2017 totaled $54.8 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers.

•
Recreation investment spending during the three months ended December 31, 2017 totaled $55.1 million, including investment spending on build-to-suit development of golf entertainment complexes and attractions, and redevelopment of ski areas, as well as $10.8 million for the acquisition of a recreation facility.

•
Education investment spending during the three months ended December 31, 2017 totaled $16.5 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools.

•	Other investment spending during the three months ended December 31, 2017 totaled $0.1 million, and was related to the Resorts World Catskills casino and resort project in Sullivan County, New York.

Early Childhood Education Tenant Update

During 2017, cash flow of CLA was negatively impacted by challenges brought on by its rapid expansion and related ramp up to stabilization and by adverse weather events in Texas during the third quarter of 2017. During 2017, the Company participated in negotiations among CLA and other landlords regarding a potential restructuring. Although negotiations are on-going and progress has been made toward a restructuring, investments necessary to accomplish the restructuring have not yet been secured. As a result of the slow progress with negotiations, in October 2017, the Company terminated nine leases with various subsidiaries of CLA, seven of which relate to completed construction and two of which relate to unimproved land. These subsidiaries of CLA continue to operate these properties (other than the two unimproved properties) as holdover tenants. In December 2017, these CLA subsidiaries (other than one of the CLA tenants for an undeveloped land parcel) and other CLA subsidiaries that are tenants of our remaining leases (“CLA Debtors”) filed petitions in bankruptcy under Chapter 11 seeking the protections of the Bankruptcy Code. It is the Company's understanding that the CLA Debtors filed these bankruptcy petitions to stay our termination of the remaining CLA leases and delay the eviction process.

While the Company continues to support negotiation of a restructuring that would permit CLA to continue operations, the Company is not willing to negotiate indefinitely. The Company intends to pursue legal remedies to secure possession of its properties as expeditiously as possible. The Company believes the time it will take to achieve this outcome gives CLA ample opportunity to negotiate a restructuring which, if successful, would obviate the need to evict CLA from the Company's properties. There can be no assurances as to the ultimate outcome of such a restructuring or the Company's pursuit of its legal remedies with respect to the CLA properties.

The Company fully reserved approximately $6.0 million in receivables from CLA at December 31, 2017. Additionally, during the three months ended December 31, 2017, the Company wrote-off the full amount of non-cash straight-line rent receivables of approximately $9.0 million related to CLA to straight-line rental revenue classified in rental revenue in the consolidated statements of income. If the Company receives payments from CLA in the future, it will recognize them on a cash basis until a successful restructuring is completed.

Capital Recycling

During the fourth quarter, the Company sold three public charter school properties, pursuant to tenant purchase options, for total net proceeds of approximately $52.5 million and recognized a net gain on sale of real estate of $13.5 million. Additionally, the Company completed the sale of one early education facility for net proceeds of $0.7 million. The Company also received prepayments of $4.2 million on two mortgage notes receivable and recognized prepayment fees of $0.8 million. Dispositions and mortgage note pay-offs (excluding principal amortization) totaled $197.6 million for the year ended December 31, 2017.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.39x at December 31, 2017. The Company had $41.9 million of unrestricted cash on hand (including $33.8 million of funds held for a Section 1031 exchange under the Internal Revenue Code) and $210.0 million outstanding under its $1.0 billion unsecured revolving credit facility at December 31, 2017.

On October 31, 2017, the Company entered into three interest rate swap agreements to fix the interest rate at 3.15% on an additional $50.0 million of borrowings under the unsecured term loan facility from November 2017 to April 2019 and on $350.0 million of borrowings under the unsecured term loan facility from April 2019 to February 2022.

As previously announced, on November 30, 2017, the Company issued 6.0 million shares of 5.75% Series G cumulative redeemable preferred shares in a registered public offering at a purchase price of $25.00 per share resulting in net proceeds of approximately $144.5 million, after underwriting discounts and expenses. Additionally, on December 21, 2017, the Company redeemed all 5.0 million outstanding shares of its 6.625% Series F cumulative redeemable preferred shares for a total aggregate redemption price of approximately $126.5 million ($25.00 per share liquidiation plus accrued dividends). In conjunction with the redemption, the Company recognized $4.5 million in expenses representing the original issuance costs that were paid in 2012 and other related expenses.

During the fourth quarter, the Company issued 454,511 common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $30.3 million. The proceeds were used to pay down a portion of the Company's unsecured revolving credit facility.

Subsequent to December 31, 2017, the Company redeemed all of its outstanding 7.75% Senior Notes due July 15, 2020. The notes were redeemed on February 28, 2018 at a price equal to the principal amount of $250.0 million plus a premium calculated pursuant to the terms of the indenture of $28.6 million, together with accrued and unpaid interest up to, but not including the redemption date. Additionally, the Company prepaid in full a mortgage note payable totaling $11.7 million with an annual interest rate of 6.19%, which was secured by one theatre property. Subsequent to these transactions, the Company has no debt maturities until 2022.

Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2017 totaling $1.02 per common share, bringing total declared dividends for the year ended December 31, 2017, to $4.08 per common share, an increase of 6.25% over the prior year. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, $0.2990425 per share on its 6.625% Series F cumulative redeemable preferred shares and $0.183681 per share on its 5.75% Series G cumulative redeemable preferred shares.

As previously announced, the Company declared a regular monthly cash dividend to common shareholders of $0.36 per common share for each of the months of January and February 2018. This dividend level represents an annualized dividend of $4.32 per common share, an increase of almost 6% over 2017, and would be the Company's eighth consecutive year with a significant annual dividend increase.

2018 Guidance

The Company is reducing its 2018 guidance for FFO as adjusted per diluted share to a range of $5.23 to $5.38 from a range of $5.33 to $5.48. In addition, the Company is reducing its 2018 investment spending guidance to a range of $400.0 million to $700.0 million from a range of $700.0 million to $800.0 million and increasing its disposition proceeds guidance to a range of $350.0 million to $450.0 million from a range of $125.0 million to $225.0 million for 2018.

FFO as adjusted guidance for 2018 is based on FFO per diluted share of $4.60 to $4.70 adjusted for estimated costs associated with loan refinancing or payoff, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $2.98 to $3.13 less estimated gain on sale of real estate of a range of $0.35 to $0.40 and the impact of Series C and Series E dilution of $0.06, plus estimated real estate depreciation of $2.03 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly and Year-Ended Supplemental

The Company's supplemental information package for the fourth quarter and year ended ended December 31, 2017 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Rental revenue	$119,315	$107,474	$468,648	$399,589
Tenant reimbursements	4,131	4,018	15,555	15,595
Other income	577	3,227	3,095	9,039
Mortgage and other financing income	23,677	16,112	88,693	69,019
Total revenue	147,700	130,831	575,991	493,242
Property operating expense	12,891	5,915	31,653	22,602
Other expense	242	—	242	5
General and administrative expense	9,596	10,234	43,383	37,543
Costs associated with loan refinancing or payoff	58	—	1,549	905
Gain on early extinguishment of debt	—	—	(977)	—
Interest expense, net	35,271	26,834	133,124	97,144
Transaction costs	135	2,988	523	7,869
Impairment charges	—	—	10,195	—
Depreciation and amortization	37,027	28,351	132,946	107,573
Income before equity in income from joint ventures and other items	52,480	56,509	223,353	219,601
Equity in (loss) income from joint ventures	(14)	118	72	619
Gain on sale of real estate	13,480	1,430	41,942	5,315
Income before income taxes	65,946	58,057	265,367	225,535
Income tax (expense) benefit	(383)	84	(2,399)	(553)
Net income	65,563	58,141	262,968	224,982
Preferred dividend requirements	(6,438)	(5,951)	(24,293)	(23,806)
Preferred share redemption costs	(4,457)	—	(4,457)	—
Net income available to common shareholders of EPR Properties	$54,668	$52,190	$234,218	$201,176
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.74	$0.82	$3.29	$3.17
Diluted earnings per share data:
Net income available to common shareholders	$0.74	$0.82	$3.29	$3.17
Shares used for computation (in thousands):
Basic	73,774	63,635	71,191	63,381
Diluted	73,832	63,716	71,254	63,474

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	December 31,
	2017	2016
Assets
Rental properties, net of accumulated depreciation of $741,334 and $635,535 at December 31, 2017 and 2016, respectively	$4,604,231	$3,595,762
Land held for development	33,692	22,530
Property under development	257,629	297,110
Mortgage notes and related accrued interest receivable	970,749	613,978
Investment in direct financing leases, net	57,903	102,698
Investment in joint ventures	5,602	5,972
Cash and cash equivalents	41,917	19,335
Restricted cash	17,069	9,744
Accounts receivable, net	93,693	98,939
Other assets	109,008	98,954
Total assets	$6,191,493	$4,865,022

Liabilities and Equity
Accounts payable and accrued liabilities	$136,929	$119,758
Dividends payable	30,185	26,318
Unearned rents and interest	68,227	47,420
Debt	3,028,827	2,485,625
Total liabilities	3,264,168	2,679,121
Total equity	$2,927,325	$2,185,901
Total liabilities and equity	$6,191,493	$4,865,022

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2017	2016	2017	2016
FFO: (A)
Net income available to common shareholders of EPR Properties	$54,668	$52,190	$234,218	$201,176
Gain on sale of real estate (excluding land sale)	(13,480)	—	(41,942)	(2,819)
Real estate depreciation and amortization	36,797	28,179	132,040	106,049
Allocated share of joint venture depreciation	55	55	218	229
Impairment of direct financing lease-residual value portion (1)	—	—	2,897	—
FFO available to common shareholders of EPR Properties	$78,040	$80,424	$327,431	$304,635

FFO available to common shareholders of EPR Properties	$78,040	$80,424	$327,431	$304,635
Add: Preferred dividends for Series C preferred shares	1,940	1,941	7,763	7,764
Add: Preferred dividends for Series E preferred shares	1,940	—	7,761	—
Diluted FFO available to common shareholders of EPR Properties	$81,920	$82,365	$342,955	$312,399

FFO per common share:
Basic	$1.06	$1.26	$4.60	$4.81
Diluted	1.06	1.25	4.58	4.77
Shares used for computation (in thousands):
Basic	73,774	63,635	71,191	63,381
Diluted	73,832	63,716	71,254	63,474

Weighted average shares outstanding-diluted EPS	73,832	63,716	71,254	63,474
Effect of dilutive Series C preferred shares	2,083	2,044	2,068	2,032
Effect of dilutive Series E preferred shares	1,592	—	1,586	—
Adjusted weighted average shares outstanding-diluted	77,507	65,760	74,908	65,506

Other financial information:
Straight-lined rental revenue	$(7,085)	$6,062	$4,332	$17,012
Dividends per common share	$1.02	$0.96	$4.08	$3.84

(1)
Impairment charges recognized during the year ended December 31, 2017 total $10.2 million and related to our investment in direct financing leases, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants'

exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and transaction costs, less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months and year ended December 31, 2017. Therefore, the additional 2.1 million and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three months and year ended December 31, 2017.

The conversion of 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months and year ended December 31, 2016. Therefore, the additional 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three months and year ended December 31, 2016.The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted FFO and FFOAA per share data for the three months and year ended December 31, 2016.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	December 31,
	2017	2016
Net Debt: (B)
Debt	$3,028,827	$2,485,625
Deferred financing costs, net	32,852	29,320
Cash and cash equivalents	(41,917)	(19,335)
Net Debt	$3,019,762	$2,495,610

	Three Months Ended December 31,
	2017	2016
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$54,668	$52,190
Costs associated with loan refinancing or payoff	58	—
Interest expense, net	35,271	26,834
Transaction costs	135	2,988
Depreciation and amortization	37,027	28,351
Equity in loss (income) from joint ventures	14	(118)
Gain on sale of real estate	(13,480)	(1,430)
Income tax expense (benefit)	383	(84)
Preferred dividend requirements	6,438	5,951
Preferred share redemption costs	4,457	—
Gain on insurance recovery (1)	—	(847)
Straight-line rental revenue write-off related to CLA (2)	9,010	—
Bad debt expense related to CLA (3)	6,003	—
Adjusted EBITDA (for the quarter)	$139,984	$113,835

Adjusted EBITDA (4)	$559,936	$455,340

Net Debt/Adjusted EBITDA Ratio	5.39	5.48

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended December 31,
	2017	2016
Income from settlement of foreign currency swap contracts	$577	$705
Gain on insurance recovery	—	847
Fee income	—	1,588
Miscellaneous income	—	87
Other income	$577	$3,227

(2) Included in rental revenue in the accompanying consolidated statements of income. Rental revenue includes the following:
	Three Months Ended December 31,
	2017	2016
Minimum rent	$123,208	$99,354
Percentage rent	3,108	1,966
Straight-line rental revenue	1,925	6,062
Straight-line rental revenue write-off related to CLA	(9,010)	—
Other rental revenue	84	92
Rental revenue	$119,315	$107,474

(3) Included in property operating expense in the accompanying consolidated statements of income. Property operating expense includes the following:
	Three Months Ended December 31,
	2017	2016
Expenses related to the operations of our retail centers and other specialty properties	$6,649	$5,778
Bad debt expense	239	137
Bad debt expense related to CLA	6,003	—
Property operating expense	$12,891	$5,915

(4) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, preferred share redemption costs, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs, and which is then multiplied by four to get an annual amount. For the three months ended December 31, 2017, Adjusted EBITDA was further adjusted to reflect zero Adjusted EBITDA related to one of our early education tenants, CLA.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.7 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, expectations regarding CLA, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com